Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNITED PARCEL SERVICE, INC.

No. B-1	$[—]

CUSIP: 911312AN6

ISIN: US911312AN61

4.875% Notes due November 15, 2040

United Parcel Service, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [—] ($[—]), or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on November 15, 2040 and to pay interest thereon from November 12, 2010 or from the most recent date to which interest has been paid or duly provided for, semi-annually on November 15 and May 15 of each year (each, an “Interest Payment Date”), commencing May 15, 2011, at the rate of 4.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the November 1 or May 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be set by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Delivery of the Maturity Consideration and payment of interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, and payment of interest on this Security and the Maturity Consideration will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

UNITED PARCEL SERVICE, INC.

By:

Attest:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 26, 2003 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are redeemable in whole or in part, at the option of the Company at any time and from time to time, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Securities to be redeemed. Prior to May 15, 2040, the Securities will be redeemable at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Security to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points together in either case with accrued interest on the principal amount being redeemed to the Redemption Date. On or after May 15, 2040, the Securities will be redeemable at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed plus accrued interest to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day immediately preceding the Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Company will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby this Security shall be secured equally and ratably with, or prior to, such Secured Indebtedness, together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary then existing or thereafter created that is not subordinate to this Security, so long as the Secured Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (a) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and (b) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired), would not exceed 10% of Consolidated Net Tangible Assets.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of (i) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, (ii) all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary, and (iii) the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness) would not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (i) the net proceeds to the Company or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction and (ii) the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction is applied to the retirement of

Funded Debt of the Company or any Restricted Subsidiaries (other than Funded Debt that is subordinate to this Security or is owing to the Company or any Restricted Subsidiaries or is scheduled to mature within one year after consummation of such Sale and Leaseback Transaction) within 180 days after the consummation of such Sale and Leaseback Transaction.

Default in the performance, or breach, of either of the covenants set forth in the preceding two paragraphs will be an “Event of Default” under Section 5.01 of the Indenture, and the covenants set forth in the preceding two paragraphs will be subject to defeasance in accordance with Section 13.03 of the Indenture.

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of the discounted values of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination, and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of this Security, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with such principles.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on the Company’s most recently prepared consolidated balance sheet as of the end of the Company’s fiscal quarter, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet and (b) Intangible Assets.

“Funded Debt” means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“Indebtedness” means (a) any liability of any Person (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business, or (iii) for the payment of money relating to a Capitalized Lease Obligation, or (iv) for Interest Rate Protection Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

“Intangible Assets” means at any date the value (net of any applicable reserves), as shown on or reflected in the Company’s most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of: (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (d) unamortized debt discount and expense, less unamortized premium.

“Interest Rate Protection Obligations” of any Person means the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

“Liens” means any mortgage, lien, pledge, security interest, charge or encumbrance.

“Principal Property” means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any motor vehicles, aircraft, mobile materials handling equipment, data processing equipment and rolling stock) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility (a) is owned by or leased to the Company or any Restricted Subsidiary, (b) is located within the United States and (c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of such determination, other than (i) any such facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a “substantial user” of such facility or a “related Person” as those terms are used in Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”)) pursuant to the provisions of Section 103 of the Code (or any similar provision hereafter enacted) as in effect at the time of issuance of such obligations, (ii) any such facility that the Board of Directors may by Board Resolution declare is not of material importance to the Company and the Restricted Subsidiaries taken as a whole and (iii) any such facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than the Company and any Subsidiary and in which the interest of the Company and all Subsidiaries does not exceed 50%.

“Restricted Securities” means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary” means (a) any Subsidiary (i) which has substantially all its property within the United States of America, (ii) which owns or is a lessee of any Principal

Property and (iii) in which the investment of the Company and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of such determination; provided, however, that the term “Restricted Subsidiary” shall not include: (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of the Company and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property or (B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than the Company or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; and (b) any other Subsidiary that is hereafter designated by the Board of Directors as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person, other than (a) leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in such property becoming a Principal Property), or the commencement of commercial operation of such Principal Property.

“Secured Indebtedness” means (a) Indebtedness of the Company or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and (b) Indebtedness of the Company or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Indebtedness” shall not include any of the following:

(a) Indebtedness of the Company and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

(b) Indebtedness that is secured by (i) purchase money Liens upon Principal Property acquired after January 26, 1999, (ii) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in such property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999 or (iii) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (b)) (x) such Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of such Principal Property or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or such improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any such Lien or agreement exceeds the cost to the Company or such Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be “Secured Indebtedness;”

(c) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such Principal Property or Restricted Securities by the Company or a Restricted Subsidiary;

(d) Indebtedness of Restricted Subsidiaries owing to the Company or any other Restricted Subsidiary and Indebtedness of the Company owing to any Restricted Subsidiary;

(e) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time such corporation becomes a Restricted Subsidiary;

(f) Guarantees by the Company of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of the Company and any other Restricted Subsidiaries;

(g) Indebtedness arising from any Sale and Leaseback Transaction;

(h) Indebtedness secured by Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to the Company or the Restricted Subsidiary of the related acquisition or construction will be considered to be “Secured Indebtedness”;

(i) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

(j) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than such property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that such replacement, extension or renewal increases the principal amount of Indebtedness secured by such Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above, the amount of such increase or excess will be considered to be “Secured Indebtedness.”

In no event shall the foregoing provisions be interpreted to mean that the same Indebtedness is included more than once in the calculation of “Secured Indebtedness” as that term is used in this Security, nor shall their operation cause this result.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment or delivery of the Maturity Consideration hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Consideration and interest on this Security at the times, place and rate, and in the manner, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Security, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the Maturity Consideration and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor in different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Securities (subject to certain exceptions) or (ii) the Company may be released from its obligation under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Securities of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws of such state.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This is one of the Securities of the series designated herein referred to in the Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
As Trustee

By:
Authorized Signatory

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                                  to transfer said Security on the books of the Company with full power of substitution in the premises.

By:
Date:

SCHEDULE OF INCREASES OR DECREASES IN SECURITY

The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal Amount of this Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian